EXHIBIT 10.1

Executive Services Agreement

June 5, 2013

Swisher Hygiene Inc.
Attn. Thomas C. Byrne
Suite 400
4725 Piedmont Row Drive
Charlotte, North Carolina 28210

Dear Mr. Byrne:

The SCA Group, LLC (“SCA,” “we,” “us” or “our”) is pleased that Swisher Hygiene Inc. (“Company,” “you” or “your”) has selected us to provide you with executive services.  The services (the “Services”) and fees will be more particularly described on the Schedule attached hereto and will be provided by the individual professional (the “SCA Professional”) identified on such Schedule.  Schedules for additional SCA Professionals may be added from time to time upon the mutual written agreement of the parties.

Engagement.  The SCA Professional will be one of SCA’s professionals, and you will be solely responsible for providing the SCA Professional day-to-day guidance, supervision, direction, assistance and other information necessary for the successful and timely completion of the Services.  SCA will have no oversight, control, or authority over the SCA Professional with respect to the Services.  The Company acknowledges that it is solely responsible for the sufficiency of the Services for its purposes.  The Company will designate a management-level individual to be responsible for overseeing the Services, and the SCA Professional will report directly to such individual with respect to the provision of the Services.

Fees and Expenses.  You will pay us the fees set forth on the applicable Schedule to SCA and the salary, etc. set forth on the applicable Schedule to the SCA Professional.  In addition, you will reimburse the SCA Professional directly for all reasonable travel and reasonable out-of-pocket expenses incurred in connection with this agreement (including any Schedules).

Payment Terms.  Payments to SCA should be made by direct deposit through the Company's payroll.  If such payment method is not available, payments will be made by an automated clearing house ("ACH") payment.  No invoices will be issued by SCA to the Company.  Any amounts not paid when due may be subject to a periodic service charge equal to the lesser of 1.5% per month and the maximum amount allowed under applicable law, until such amounts are paid in full, including assessed service charges.  In lieu of terminating this agreement, we may suspend the provision of any Services if amounts owed are not paid in accordance with the terms of this agreement.

The SCA Group, LLC     10871 Northwest 2nd Street     Plantation, Florida 33324-1549     (954) 826-0746

Salary payments and bonus payments to the SCA Professional should be made by direct deposit through the Company's payroll, and the reimbursement for reasonable travel and out-of-pocket expenses, etc. incurred in connection with this agreement (including any Schedules) should be paid to the SCA Professional consistent with the Company's policy as it applies to senior management.  Any amounts not paid when due may be subject to a periodic service charge equal to the lesser of 1.5% per month and the maximum amount allowed under applicable law, until such amounts are paid in full, including assessed service charges.  In lieu of terminating this agreement, we may suspend the provision of any Services if amounts owed are not paid in accordance with the terms of this agreement.

Effective Date and Termination.  The SCA Professional became the Senior Vice President and Chief Financial Officer of the Company on February 18, 2013.  This agreement will be effective as of June 9, 2013.  During the period from February 18, 2013 to June 8, 2013 SCA and the SCA Professional will be compensated under the Interim Services Agreement dated October 5, 2012.  In the event that a party commits a breach of this agreement (including any Schedule) and fails to cure the same within 10 days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party may terminate this agreement or the applicable Schedule effective upon written notice of such termination.  The termination rights set forth in this Section are in addition to and not in lieu of the termination rights set forth in each of the Schedules.

Hiring the SCA Professional Outside of a SCA Agreement.   If, at any time during the time frame in which a SCA Professional is providing Services to the Company and for a period of 12-months thereafter, other than in connection with this agreement or another SCA agreement, the Company or any of its subsidiaries or affiliates employs such SCA Professional, or engages such SCA Professional as an independent contractor, the Company will pay SCA a placement fee in an amount equal to 35% of the Annualized Compensation (as defined below).  “Annualized Compensation” is defined as salary, incentive, signing and other bonuses, equity compensation, and any other compensation that may be earned by the SCA Professional during the first 12 months of service with the Company (or its subsidiary or affiliate) regardless of when or if such compensation is actually paid.  The placement fee shall be due upon the commencement of the SCA Professional’s employment or engagement with the Company (or its subsidiary or affiliate).

Warranties and Disclaimers.  WE DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO ANY WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY, OR FITNESS OF USE OR PURPOSE.  WITHOUT LIMITING THE FOREGOING, WE MAKE NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE SCA PROFESSIONAL OR THE SERVICES PROVIDED HEREUNDER, AND WE WILL NOT BE RESPONSIBLE FOR ANY ACTION TAKEN BY YOU IN FOLLOWING OR DECLINING TO FOLLOW ANY OF THE SCA PROFESSIONAL’S ADVICE OR RECOMMENDATIONS.  THE SERVICES PROVIDED BY SCA AND THE SCA PROFESSIONAL HEREUNDER ARE FOR THE SOLE BENEFIT OF THE COMPANY AND NOT ANY UNNAMED THIRD PARTIES.  THE SERVICES WILL NOT CONSTITUTE AN AUDIT, REVIEW, OPINION, OR COMPILATION, OR ANY OTHER TYPE OF FINANCIAL STATEMENT REPORTING OR ATTESTATION ENGAGEMENT THAT IS SUBJECT TO THE RULES OF THE AICPA OR OTHER SIMILAR STATE OR NATIONAL PROFESSIONAL BODIES OR LAWS AND WILL NOT RESULT IN AN OPINION OR ANY FORM OF ASSURANCE ON INTERNAL CONTROLS.

Limitation of Liability; Indemnity.

(a)           SCA’S LIABILITY IN ANY AND ALL CATEGORIES AND FOR ANY AND ALL CAUSES ARISING UNDER THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, WILL, IN THE AGGREGATE, NOT EXCEED THE ACTUAL FEES PAID BY YOU TO US OVER THE PREVIOUS TWO MONTHS’ OF THE AGREEMENT WITH RESPECT TO THE SCA PROFESSIONAL FROM WHOM THE LIABILITY ARISES.  IN NO EVENT WILL WE BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, PUNITIVE, INDIRECT OR SPECIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, INTERRUPTION OR LOSS OF BUSINESS, PROFIT OR GOODWILL.  AS A CONDITION FOR RECOVERY OF ANY LIABILITY, YOU MUST ASSERT ANY CLAIM AGAINST US WITHIN THREE MONTHS AFTER DISCOVERY OR 60 DAYS AFTER THE TERMINATION OR EXPIRATION OF THE APPLICABLE SCHEDULE UNDER WHICH THE LIABILITY ARISES, WHICHEVER IS EARLIER.

(b)           YOU AGREE TO INDEMNIFY US AND THE SCA PROFESSIONAL TO THE FULL EXTENT PERMITTED BY LAW FOR ANY LOSSES, COSTS, DAMAGES, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES), AS THEY ARE INCURRED, IN CONNECTION WITH ANY CAUSE OF ACTION, SUIT, OR OTHER PROCEEDING ARISING IN CONNECTION WITH THE SCA PROFESSIONAL’S SERVICES TO YOU.

Insurance.  The Company will maintain directors and officers insurance covering the SCA Professional in the same manner and amount applicable to the Company’s other directors and officers at no additional cost to SCA or the SCA Professional, and the Company will maintain such insurance at all times while this agreement remains in effect.  Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement following the termination or expiration of the applicable Schedule in the same manner and amount applicable to the Company’s other directors and officers.  The Company’s directors and officers insurance must be primary and non-contributory.  Upon the execution of this agreement and at any other time requested by SCA, the Company will provide SCA a certificate of insurance evidencing that the Company is in compliance with the requirements of this Section with a note in the Description of Operations section of the certificate indicating that the coverage is extended to the SCA Professional;  however, only while performing the duties as an officer and executive of the Company.

Change in Company Circumstances.  In the event that the Company’s financial condition or liquidity significantly deteriorates or the Company enters into discussions with restructuring or bankruptcy advisors, SCA and the Company will review the current fee and salary structure and payment terms under this agreement (including any Schedule) and agree on appropriate modifications.  In addition, SCA and the Company will discuss the need for additional SCA professionals with specialized skills in working with companies undergoing significant debt and equity restructuring, and as needed, SCA professionals with experience helping companies seeking or operating under bankruptcy protection.  The agreed upon additional professionals will be engaged under terms and fees commensurate to the expertise and services to be provided.  In the event that SCA and the Company cannot agree on appropriate modifications to this agreement (including any Schedule) or the need for additional SCA professionals, SCA may immediately terminate this agreement or any Schedule upon notice to the Company.

Governing Law, Arbitration and Witness Fees.

(a)           This agreement will be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of laws provisions.

(b)           If the parties are unable to resolve any dispute arising out of or in connection with this agreement, the parties agree and stipulate that any such disputes will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  The arbitration will be conducted in the Fort Lauderdale, Florida office of the AAA by a single arbitrator selected by the parties according to the rules of the AAA, and the decision of the arbitrator will be final and binding on both parties.  In the event that the parties fail to agree on the selection of the arbitrator within 30 days after either party’s request for arbitration under this Section, the arbitrator will be chosen by the AAA.  The arbitrator may in his or her discretion order documentary discovery but will not allow depositions without a showing of compelling need.  The arbitrator will render his or her decision within 90 days after the call for arbitration.  Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction.  The arbitrator will have no authority to award damages in excess or in contravention of this agreement and may not amend or disregard any provision of this agreement, including this section.  Notwithstanding the foregoing, either party may seek appropriate injunctive relief from any court of competent jurisdiction, and SCA may pursue payment of any unpaid amounts due under this agreement through any court of competent jurisdiction.

(c)           In the event any professional of SCA (including, without limitation, any SCA Professional) is requested or authorized by you or is required by government regulation, subpoena, or other legal process to produce documents or appear as witnesses in connection with any action, suit or other proceeding initiated by a third party against you or by you against a third party, you will, so long as SCA is not a party to the proceeding in which the information is sought, reimburse SCA for its professional’s time (based on customary rates) and reasonable expenses, as well as the fees and reasonable expenses of its counsel, incurred in responding to such requests.  This provision is in addition to and not in lieu of any indemnification obligations the Company may have under this agreement.

Miscellaneous.

(a)           This agreement together with all Schedules constitutes the entire agreement between the parties with regard to the subject matter hereof and supersedes any and all agreements, whether oral or written, between the parties with respect to its subject matter.  No amendment or modification to this agreement will be valid unless in writing and signed by both parties.

(b)           If any portion of this agreement is found to be invalid or unenforceable, such provision will be deemed severable from the remainder of this agreement and will not cause the invalidity or unenforceability of the remainder of this agreement, except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

(c)           Neither party will be deemed to have waived any rights or remedies accruing under this agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy.  The waiver by any party of a breach or violation of any provision of this agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this agreement.

(d)           Neither party will be liable for any delay or failure to perform under this agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

(e)           Neither party may assign rights or obligations under this agreement without the express written consent of the other party.  Nothing in this agreement will confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the SCA Professionals.

(f)           The expiration or termination of this agreement or any Schedule will not destroy or diminish the binding force and effect of any of the provisions of this agreement or any Schedule that expressly, or by reasonable implication, come into or continue in effect on or after such expiration or termination, including, without limitation, provisions relating to payment of fees, salary and benefits, and expenses (including witness fees and expenses), hiring the SCA Professionals, governing law, arbitration, limitation of liability and indemnity.

(g)           You agree to reimburse SCA for all costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees, court costs and arbitration fees) incurred by SCA in enforcing collection of any monies due under this agreement.

(h)           You agree to allow us to use the Company’s logo and name on SCA’s website and other marketing materials for the sole purpose of identifying the Company as a client of SCA.  SCA will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.

We appreciate the opportunity to serve you and believe this agreement accurately reflects our mutual understanding of the terms upon which the Services will be provided.  We would be pleased to discuss this agreement with you at your convenience.  If the foregoing is in accordance with your understanding, please sign a copy of this agreement and return it to my attention.

Sincerely,

The SCA Group, LLC
/s/  Lawrence R. Litowitz

Lawrence R. Litowitz
Partner

Accepted and agreed:

Swisher Hygiene Inc.
/s/ Thomas C. Byrne

Thomas C. Byrne
President and Chief Executive Officer

Date: June 11, 2013

Schedule to Executive Services Agreement

This Schedule is entered into in connection with that certain Executive Services Agreement, dated June 5, 2013 (the “Agreement”), by and between The SCA Group, LLC (“SCA,” “we,” “us” or “our”) and Swisher Hygiene Inc. (“Company,” “you” or “your”) and will be governed by the terms and conditions of the Agreement.

SCA Professional Name:  William T. Nanovsky

Service Description or Position:  Senior Vice President and Chief Financial Officer

Company Supervisor:  President and Chief Executive Officer

Start Date:  February 18, 2013

Agreement Effective Date:  June 9, 2013

Expenses:  You will reimburse the SCA Professional directly for all reasonable travel and out-of-pocket expenses incurred in connection with this agreement (including any Schedules).  In addition, the Company will provide to the SCA Professional one trip monthly to Fort Lauderdale, Florida; a daily per diem equal to the then current U.S.A. General Services Administration dinner allowance for Charlotte, North Carolina (currently $29.00); and to the SCA Professional’s spouse one trip monthly to Fort Lauderdale, Florida.

In addition, the Company will provide an apartment for the SCA Professional in Charlotte, North Carolina reasonably acceptable to both the Company and the SCA Professional.

SCA and the SCA Professional are responsible for any income taxes imputed due to the immediately above provisions.

Termination:

(a) Either party may terminate this Schedule by providing the other party a minimum of 30 days’ advance written notice and such termination will be effective as of the date specified in such notice, provided that such date is no earlier than 30 days after the date of delivery of the notice.  SCA will continue to provide, and the Company will continue to pay for, the Services until the termination effective date.

(b) SCA may terminate this Schedule immediately upon written notice to the Company if: (i) the Company is engaged in or asks SCA or any SCA Professional to engage in or ignore any illegal or unethical activity; (ii) the SCA Professional ceases to be a professional of SCA for any reason; (iii) the SCA Professional becomes disabled; or (iv) the Company fails to pay any amounts due to us under the Agreement when due.  For purposes of this Agreement, disability will be defined by the applicable policy of disability insurance or, in the absence of such insurance, by SCA’s management acting in good faith.  Notwithstanding the foregoing, in lieu of terminating this Schedule under (ii) and (iii) above, upon the mutual agreement of the parties, the SCA Professional may be replaced by another SCA professional.

(c) The termination rights set forth in this section are in addition to and not in lieu of the termination rights set forth in the Agreement.

Fee and Salary:  You will pay to SCA a biweekly fee of $1,153.85, and to the SCA Professional a biweekly salary of $10,384.61.  The fee and salary will be prorated for the first and final period based on the number of days in such period.  The fee and salary set forth in this Schedule will increase on an annual basis consistent with the Company's policy as it applies to senior management.

The SCA Professional will participate, consistent with the Company's policy as it applies to senior management, in the Company’s bonus program with a “Bonus Target” of 50 percent of the total of the SCA base fee plus the SCA Professional base salary.  Any bonus paid will be paid 10% to SCA as an additional fee and 90% to the SCA Professional as wages.

The SCA Professional will participate, consistent with the Company's policy as it applies to senior management, in the Company’s Incentive Stock Compensation Plan.  Any award will be issued 10% as a warrant to SCA and 90% to the SCA Professional in accordance with the Plan.  The grant on June 5, 2013 to the SCA Professional will be a Qualified Incentive Stock Option grant for 135,000 shares of the Company’s common stock, and the grant on June 5, 2013 to SCA will be a warrant for 15,000 shares of the Company’s common stock.

Benefits, etc.  The SCA Professional will participate in the Company’s comprehensive and flexible benefits’ package including medical, dental, vision, disability, life insurance and retirement plans, and holidays consistent with the Company's policy as it applies to senior management.  The SCA Professional will receive four weeks’ vacation per year.

In the event of a conflict between the terms and conditions of this Schedule and the Agreement, the terms and conditions of the Agreement will control.

The SCA Group, LLC	Swisher Hygiene Inc.
/s/ Lawrence R. Litowitz	/s/ Thomas C. Byrne

Lawrence R. Litowitz	Thomas C. Byrne
Partner	President and Chief Executive Officer

Date: ________________________________	Date: June 11, 2013